Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Announces Appointment of Craig Erlich as Chief Investment Officer

MIKE HOLLMAN JOINS BOARD OF DIRECTORS

Bloomfield Hills, MI, August 17, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced the appointment of Craig Erlich as Chief Investment Officer, effective August 19, 2020. Mr. Erlich had served on the Company’s Board of Directors (“the Board”) as Lead Independent Director. Mr. Erlich has resigned from the Board in conjunction with his appointment as Chief Investment Officer.

Simultaneous with Mr. Erlich’s resignation from the Board, the Company is pleased to announce the appointment of Mike Hollman to its Board. Mr. Hollman currently serves as Senior Vice President and Treasurer at Hilton, Inc. (NYSE: HLT) (“Hilton”). In this role, Mr. Hollman oversees the Corporate Finance, Corporate Strategy and Global Treasury teams. Prior to Hilton, Mr. Hollman held multiple roles in investment banking and management consulting. The Board has determined that Mr. Hollman is independent in accordance with the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines.

“After his innumerous contributions as a Director, I am extremely pleased to have Craig join our growing Company,” said Joey Agree, President and Chief Executive Officer. “Craig’s extensive global operational, sales and business development expertise will make him a critical addition to our leadership team as we continue to scale and develop talent. I am equally excited to announce that Mike Hollman has joined our Board. Mike has broad experience in finance, capital markets, investment banking and real estate. I look forward to his unique perspectives and future contributions as our Company continues to evolve.”

“It’s been an honor to serve on the Board,” said Craig Erlich, Incoming Chief Investment Officer. “After seeing years of progress the Company has made from the vantage of a Director, I am now truly excited to join the front lines and help lead this group of elite professionals realize our full potential.”

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of June 30, 2020, the Company owned and operated a portfolio of 936 properties, located in 46 states and containing approximately 18.4 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190